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                              NORTH AMERICAN FUNDS
                             SUBADVISORY AGREEMENT

     AGREEMENT made this 1st day of January, 1996, between NASL Financial Services, Inc., a Massachusetts corporation ("NASL Financial" or the "Adviser"), and Oechsle International Advisors, L.P., a limited partnership organized under Delaware law (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.   APPOINTMENT OF SUBADVISER

     The Subadviser undertakes to act as investment subadviser to, and, subject to the supervision of the Trustees of North American Funds (the "Trust") and the terms of this Agreement, to manage the investment and reinvestment of the assets of each of the portfolios of the Trust specified in Appendix A to this Agreement as it shall be amended by the Adviser and the Subadviser from time to time (the "Portfolio" or "Portfolios"). The Subadviser will be an independent contractor and will have no authority to act for or represent the Trust or Adviser in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or another writing by the Trust and Adviser.

2.   SERVICES TO BE RENDERED BY THE SUBADVISER TO THE TRUST

a. Subject always to the direction and control of the Trustees of the Trust, the Subadviser will manage the investments and determine the composition of the assets of the Portfolios. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Portfolios, the Subadviser will:

     i. obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Portfolios or are under consideration for inclusion in the Portfolios;

     ii. formulate and implement a continuous investment program for each Portfolio consistent with the investment objectives and related investment policies for each such Portfolio as described in the Trust's registration statement, as amended;

     iii. take whatever steps are necessary to implement these investment programs by the purchase and sale of securities including the placing of orders for such purchases and sales;

     iv. regularly report to the Trustees of the Trust with respect to the implementation of these investment programs; and

     v. provide determinations, in accordance with procedures and methods established by the Trustees of the Trust, of the fair value of securities held by the Portfolios for which market quotations are not readily available for purposes of enabling the Trust's Custodian to calculate net asset value.

b. The Subadviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Portfolios (excluding determination of net asset value and shareholder accounting services).

c. The Subadviser will select brokers and dealers to effect all transactions subject to the following conditions: The Subadviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable. The Subadviser is directed at all times to seek to execute brokerage transactions for the Portfolios in accordance with such policies or practices as may be established by the Trustees and described in the Trust's registration statement as amended. The Subadviser may pay a broker-dealer which provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer, if the Subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the

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   particular transaction or the Subadviser's overall responsibilities with respect to accounts managed by the Subadviser. The Subadviser may use for the benefit of the Subadviser's other clients, or make available to companies affiliated with the Subadviser or to its directors for the benefit of its clients, any such brokerage and research services that the Subadviser obtains from brokers or dealers.

d. The Subadviser will maintain all accounts, books and records with respect to the Portfolios as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940 (the "Investment Company Act") and Investment Advisers Act of 1940 (the "Investment Advisers Act") and the rules thereunder.

3.   COMPENSATION OF SUBADVISER

     The Adviser will pay the Subadviser with respect to each Portfolio the compensation specified in Appendix A to this Agreement.

4.   LIABILITY OF SUBADVISER

     Neither the Subadviser nor any of its partners or employees shall be liable to the Adviser or Trust for any loss suffered by the Adviser or Trust resulting from any error of judgment made in the good faith exercise of the Subadviser's investment discretion in connection with selecting Portfolio investments except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Subadviser or any of its partners or employees; and neither the Subadviser nor any of its partners or employees shall be liable to the Adviser or Trust for any loss suffered by the Adviser or Trust resulting from any other matters to which this Agreement relates (i.e., those other matters specified in Sections 2 and 8 of this
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Agreement), except for losses resulting from willful misfeasance, bad faith, or negligence in the performance of, or from disregard of, the duties of the Subadviser or any of its partners or employees.

5.   SUPPLEMENTAL ARRANGEMENTS

     The Subadviser may enter into arrangements with other persons affiliated with the Subadviser to better enable it to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Subadviser.

6.   REGULATION

     The Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

7.   DURATION AND TERMINATION OF AGREEMENT

     This Agreement shall become effective with respect to each Portfolio on the later of its execution, the effective date of the registration statement of the Portfolio and the date of the meeting of the shareholders of the Portfolio, at which meeting this Agreement is approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Portfolio. The Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either by the Trustees of the Trust or by a majority of the outstanding voting securities of each of the Portfolios, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of that Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement or (b) all the portfolios of the Trust.

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     If the shareholders of any Portfolio fail to approve the Agreement or any continuance of the Agreement, the Subadviser will continue to act as investment subadviser with respect to such Portfolio pending the required approval of the Agreement or its continuance or of any contract with the Subadviser or a different adviser or subadviser or other definitive action; provided, that the compensation received by the Subadviser in respect of such Portfolio during such period will be no more than its actual costs incurred in furnishing investment subadvisory and management services to such Portfolio or the amount it would have received under the Agreement in respect of such Portfolio, whichever is less.

     This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Portfolio by the vote of a majority of the outstanding voting securities of such Portfolio, on sixty days' written notice to the Adviser and the Subadviser, or by the Adviser or Subadviser on sixty days' written notice to the Trust and the other party. This agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company
Act) or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason.

8.   PROVISION OF CERTAIN INFORMATION BY SUBADVISER

     The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

a. the Subadviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b. the Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

c. the managing general partner or controlling partner of the Subadviser or the portfolio manager of any Portfolio changes.

9.   AMENDMENTS TO THE AGREEMENT

     This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the outstanding voting securities of each of the Portfolios affected by the amendment and by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of that Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the amendment or (b) all the portfolios of the Trust.

10.  ENTIRE AGREEMENT

     This Agreement contains the entire understanding and agreement of the parties with respect to the Portfolios listed in Appendix A.

11.  HEADINGS

     The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

12.  NOTICES

     All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or applicable party in person or by registered mail or a private mail or delivery service

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providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

13.  SEVERABILITY

     Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

14.  GOVERNING LAW

     The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

15.  LIMITATION OF LIABILITY

     The Agreement and Declaration of Trust establishing the Trust, dated September 28, 1988, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name "North American Funds" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any portfolio thereof, but only the assets belonging to the Trust, or to the particular portfolio with which the obligee or claimant dealt, shall be liable.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

  [SEAL]                      NASL Financial Services, Inc.



                              by:
                                 ----------------------------
                                 William J. Atherton
                                 President


  [SEAL]                      Oechsle International Advisors,L.P.



                              by:
                                 ----------------------------

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                                   APPENDIX A
                                   ----------

     The Subadviser shall serve as investment subadviser for each of the following portfolios of the Trust. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement, the fee computed separately for each such Portfolio at an annual rate as follows (the "Subadviser Percentage Fee"):

1. Global Growth Fund- .55% of the first $200,000,000 and .40% on the excess over $200,000,000 of the current value of the net assets of the Global Equity Trust.

     The Subadviser Percentage Fee for each Portfolio shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Subadviser. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in the preceding paragraph, and multiplying this product by the net assets of the Portfolio as determined in accordance with the Trust's prospectus and statement of additional information as of the close of business on the previous business day on which the Trust was open for business.

     If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

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